090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	**20150515811-59**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **11/24/2015 1:23 PM**
	Entity Number **E0278442006-6**

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

DiMi Telematics International, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article III is hereby amended to read as follows:

Effective on November 25, 2015 (the "Effective Time"), each three (3) shares of Common Stock ("Old Stock") issued and outstanding or reserved for issuance, shall automatically, without action by the holder thereof, be changed and reclassified into one (1) share of fully-paid and non-assessable Common Stock ("New Stock") and each certificate which, prior to the Effective Time, represented three (3) shares of the Old Stock shall, from and after the Effective Time, be deemed to represent one (1) share of the New Stock. Any owner of less than a single full share of New Stock shall be entitled to receive the next highest number of full shares of New Stock in lieu of such fractional interest.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 55.3%

4. Effective date and time of filing: (optional) Date: 12/01/2015 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Barry Tenzer

Signature of Officer / Barry Tenzer, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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